EXHIBIT 99.1

Hartville Group, Inc. Closes $5 Million Private Placement

Monday October 20, 6:00 am ET

Investors Included Barron Partners LP and Guerrilla Capital; Company Retired $3 Million Note and All Preferred Stock

NORTH CANTON, Ohio—(BUSINESS WIRE)—Oct. 20, 2003— Hartville Group, Inc. (OTCBB:HTVL—News), one of the leading pet health insurance companies in the United States, announced today that the company has closed a $5 million Private Placement. The investors included Barron Capital and Guerrilla Capital. Simultaneously, the Company retired all preferred stock, a $3 million note and is now debt free.

Commenting on this transaction, Russell Smith III, Chairman, said, “it is a pleasure to have such high quality investors as stakeholders in the Company. We believe this capital infusion will accelerate our business plan by two years. We are working to become the largest pet health insurance company in the United States. This capital will greatly enhance our profitability which is in the best interest of all shareholders. Immediate steps are in process to move the Company from the OTC Bulletin Board to either the American Stock Exchange or the NASDAQ. Additionally, the Company will be welcoming several new directors that bring a breath of diversity and strengthen our strategic position within the pet health industry.”

Andrew Barron Worden, Managing Partner for Barron Partners LP, commented, “We were happy that our capital provided financing to a company which we believe fits our investment criteria of having honest and shareholder oriented management, an excellent business plan, and is profitable.”

Peter Siris, Managing Director of Guerrilla Capital Management, commented, “We believe health insurance for pets is a largely untapped, highly profitable, niche business. Hartville Group possesses the management strength and marketing capabilities to succeed in this business.”

Hartville Group, Inc. is a holding company specializing in niche insurance product lines with limited competition due to specialization, which afford sizeable underwriting returns in insurance lines such as pet health insurance, equine, farm/ranch and animal mortality. The Company, through its pet insurance marketing subsidiary and provider of the Petshealth Care Plans, is one of the leading pet health insurance companies in the United States.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company’s liquidity and the ability to obtain financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-QSB filed on August 14, 2003, and any subsequent amendments. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For more information on the Company’s Petshealth Care Plans for pets, call 1-800-807-6724 or visit www.petshealthplan.com. The site provides educational topics, money saving tips and links to other informative pet web sites. For more information on the Company, visit our corporate web site: www.hartvillegroup.com.

Contact:

Hartville Group, Inc.

Russell Smith III, 330-305-1352, ext. 220

or

Investor Relations:

Summit Financial Partners, LLC

Anthony D. Altavilla, 317-218-0204